Exhibit A

Concert Party Agreement

This Concert Party Agreement (hereinafter this “Agreement”) is executed by and among the following parties on December 14, 2020:

(1)	Mr. Peter (Peizhi) Luo (the “Founder”);

(2)	Mr. Fangyong (Felix) Du (“Mr. Du”);

(3)	Ms. Ping Ren (“Ms. Ren”)

(4)	Ms. Hua Gong (“Ms. Gong”);

(5)	Ms. JC Xu (“Ms. Xu”);

(6)	Mr. Qinghai Zhao (“Mr. Zhao”);

(7)	Mr. Raymond Tam (“Mr. Tam”)

(8)	Ms. Xiaohong (Kristine) She (“Ms. She”);

(9)	Ms. Yan Li (“Ms. Li”);

(10)	Mr. Guizhong Liu (“Mr. Liu”);

(11)	and Mr. Alexander Goergen (“Mr. Goergen”).

The Founder, Mr. Du, Ms. Ren, Ms. Gong, Ms. Xu, Mr. Zhao, Mr. Tam, Ms. She, Ms. Li, Mr. Liu and Mr. Goergen are collectively referred to as the “Parties” and individually referred to as a “Party”.

Whereas:

(A)	Adagene Inc. (“Adagene”, which, together with the subsidiaries directly or indirectly controlled by it and its consolidated affiliated entities, are collectively referred to as the “Designated Companies”) is a limited liability company established under the laws of the Cayman Islands;

(B)	Parties all beneficially own, directly or indirectly, either equity interests or equity awards in Adagene.

(C)	The Parties propose to reach the following relevant agreements on the control over the Designated Companies and acting in concert.

1	Acting in Concert

1.1	The Parties hereby represent and confirm as follows:

Since the date on which the Parties started holding, directly or indirectly, their respective equity interests or equity awards in the Designated Companies: Mr. Du, Ms. Ren, Ms. Gong, Ms. Xu, Mr. Zhao, Mr. Tam, Ms. She, Ms. Li, Mr. Liu and Mr. Goergen have all agreed to the operational and management philosophy of Founder; in respect of the respective shareholders and directors’ voting rights held, directly or indirectly, by the Parties in the Designated Companies, Founder has always been in the controlling position; and in respect of the daily operations and management and the major decision-making of the Designated Companies during the period, Mr. Du, Ms. Ren, Ms. Gong, Ms. Xu, Mr. Zhao, Mr. Tam, Ms. She, Ms. Li, Mr. Liu and Mr. Goergen have all acted in concert in accordance with Founder's opinions. At the shareholders' general meetings and the board meetings of the Designated Companies, when directly or indirectly exercising their voting rights, Mr. Du, Ms. Ren, Ms. Gong, Ms. Xu, Mr. Zhao, Mr. Tam, Ms. She, Ms. Li, Mr. Liu and Mr. Goergen have been all in line with Founder's votes, have never opposed Founder's proposals. Notwithstanding of the foregoing, nothing contained in this Agreement shall prevent any Party in his or her capacity as an officer or a director of the Designated Companies from taking or failing to take any action that such person reasonably determines it is obligated to take or not to take in the performance of its fiduciary duties or as otherwise required by the applicable law.

1.2	The Parties hereby undertake as follows:

The Parties shall (i) always be acting in concert in respect of their respective direct or indirect voting rights at the shareholders’ general meetings and the board meetings in the Designated Companies, (ii) recognize the controlling position of Founder; and (iii) act in concert in accordance with Founder's opinions in respect of the daily operations and management and the major decision-making of the Designated Companies. At the shareholders' meetings and the board meetings of the Designated Companies, when exercising their voting rights, Mr. Du, Ms. Ren, Ms. Gong, Ms. Xu, Mr. Zhao, Mr. Tam, Ms. She, Ms. Li, Mr. Liu and Mr. Goergen shall exercise their voting rights in accordance with Founder's opinions. According to the decisions made in accordance with Founder's opinions at the shareholders’ general meetings and the board meetings of the Designated Companies, Mr. Du, Ms. Ren, Ms. Gong, Ms. Xu, Mr. Zhao, Mr. Tam, Ms. She, Ms. Li, Mr. Liu and Mr. Goergen shall not challenge or object to such decisions for any reason whatsoever. Where a Party is unable to attend any shareholders’ general meeting or board meeting of the Designated Companies, its proxy, if applicable, shall exercise its voting rights in accordance with the aforesaid undertaking.

2	Extension of Acting in Concert

2.1	The Parties undertake that if any Party sells, transfers, assigns or otherwise disposes of (collectively, “Transfer”) all or part of the equity interests in any of the Designated Companies held, directly or indirectly, by it (“Equity Interests”) through means other than (i) disposing via a “national securities exchange” as defined under Section 6 of the Securities Exchange Act of 1934, as amended or (ii) granting and maintaining a bona fide lien or security interest in, pledging, hypothecating or encumbering to any person such Equity Interests, then one of the conditions to the effectiveness of such Transfer of Equity Interests is that the transferee shall agree to be subject to the obligations under this Agreement and be added as a party to this Agreement. Each Party undertakes to consult with the Founder prior to Transfer of any of its Equity Interests to ensure orderly sales or transfer of the Equity Interests by the Parties. If any Party Transfers the Equity Interests without breaching any obligations hereunder, this Agreement shall be terminated with respect to such Party.

2.2	In the event that any Party breaches any of the foregoing undertakings made by it, it shall, at the request of the non-defaulting Parties, Transfer all of its Equity Interests to the non-defaulting Parties in the appropriate manner and at an appropriate price as permitted by law.

3	Confidentiality

Except as otherwise agreed in this Agreement, each Party to this Agreement shall use its best endeavors to keep any form of the technical and commercial information, undisclosed information and materials (including written, verbal, tangible or intangible) of all other Parties acquired by it due to negotiation, execution or performance of this Agreement strictly confidential, including any content of this Agreement and other potential cooperation matters and transactions among the Parties. The period of confidentiality shall be until such information and materials have been made public as unanimously agreed among the Parties. Each Party shall restrict the obtaining of such information by its agents, advisors, etc. only on a need-to- know basis so as to properly perform the obligations under this Agreement, and to procure such persons to comply with the confidentiality obligations under this clause.

4	Breach of Contract

The Parties agree and confirm that, the violation of any provision in this Agreement or the failure to exercise any obligations under this Agreement shall constitute a breach of this Agreement. The non-breaching Party has the right to request the breaching Party to rectify or take remedial measures within ten (10) days after the non-breaching Party sends notice in writing by mail or electronic mail.

5	Entire Agreement

This Agreement and all agreements and/or documents referred to or expressly contained herein constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior oral and written agreements, contracts, understanding and communications among the Parties with respect to the subject matter of this Agreement.

6	Severability

The illegality or invalidity of any provision of this Agreement shall not affect the validity of any other provisions of this Agreement.

7	Amendments

Any amendments to this Agreement shall be effective and binding upon the Parties only if they are made in writing and signed by the Parties or their respective representatives.

8	Governing Law and Dispute Resolution

8.1	The Parties agree to negotiate in good faith to resolve any dispute arising out of or in connection with the interpretation and performance of this Agreement. In the event that the Parties fail to resolve a dispute through negotiation, any Party may submit any dispute, controversy, disagreement or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination of this Agreement or any non-contractual disputes arising out of or relating to this Agreement to the arbitration administered by the Hong Kong International Arbitration Centre for final resolution in accordance with the Arbitration Rules of the Hong Kong International Arbitration Centre in effect at the time of submission of the notice of arbitration.

8.2	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws thereunder.

8.3	The number of arbitrator shall be one (1). The arbitration procedure shall be conducted in English.

9	Miscellaneous

The Parties confirm that the undertakings made by them under this Agreement shall not be changed due to a change in Designated Companies, an increase in capital and share, merger, division, restructurings or any other matter involving the Designated Companies.

10	Variation or Termination of this Agreement

10.1	This Agreement shall become effective on the date of signing by the Parties and shall not be varied or terminated without the unanimous written consent of the Parties. This Agreement shall executed in any number of counterparts, each of which shall be deemed an original with the same effect.

10.2	Except for the confidential obligations provided in Article 3, all rights, obligations and undertakings hereunder will be terminated upon the termination of this Agreement.

(intentionally left blank below, followed by signature pages)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day first written above.

Peter (Peizhi) Luo

By:	/s/ Peter Luo
	Name:	Peter Luo
	Title:	Chief Executive Officer

Fangyong (Felix) Du

By:	/s/ Fangyong (Felix) Du
Name:
Title:

Ping Ren

By:	/s/ Ping Ren
	Name:	Ping Ren
Title:

Hua Gong

By:	/s/ Hua Gong
	Name:	Hua Gong
Title:

JC Xu

By:	/s/ JC Xu
	Name:	JC Xu
Title:

Qinghai Zhao

By:	/s/ Qinghai Zhao
	Name:	Qinghai Zhao
Title:

Raymond Tam

By:	/s/ Raymond Tam
	Name:	Raymond Tam
Title:

Xiaohong (Kristine) She

By:	/s/ Xiaohong She
	Name:	Xiaohong She
Title:

Yan Li

By:	/s/ Yan Li
	Name:	Yan Li
Title:

Guizhong Liu

By:	/s/ Guizhong Liu
	Name:	Guizhong Liu
Title:

Alexander Goergen

By:	/s/ Alexander Goergen
	Name:	Alexander Goergen
Title: